Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Statements and Experts" in the Combined Prospectus/Proxy Statement and to the use of our report, dated November 26, 2018 on the financial statements and financial highlights of Vontobel Global Emerging Markets Equity Institutional Fund, Vontobel International Equity Institutional Fund, and Vontobel Global Equity Institutional Fund (together the “Vontobel Funds”) for the fiscal year ended September 30, 2018, which is incorporated by reference in this Registration Statement on Form N-14 of the Vontobel Funds.

/s/ ERNST & YOUNG LLP

New York, New York

December 21, 2018